EXHIBIT 99
----------

For Immediate Release             200 East Randolph Drive
                                       Chicago Illinois 60601
                                  22 Hanover Square
                                       London W1A 2BN


Contact:   Bill Sullivan
           Chief Financial Officer
Phone:     +1 312 228 2685


        JONES LANG LASALLE REPORTS STRONG THIRD QUARTER RESULTS
              Revenues and Profits Solid Despite Weakness
                   in Certain Key Market Currencies


CHICAGO AND LONDON, OCTOBER 31, 2000 - Jones Lang LaSalle Incorporated (NYSE: JLL), the leading global real estate services provider and investment management firm, today reported strong operating performance for the third quarter ended September 30, 2000, despite the continuing strength of the US dollar versus currencies in certain key markets in which the company operates.

Jones Lang LaSalle reported revenue of $224.6 million for the third quarter 2000, a 16 percent increase over 1999 third quarter revenue of $194.2 million. Operating performance for the quarter showed improvement year-over-year, with the company reporting adjusted operating income and adjusted EBITDA of $28.6 million and $38.8 million, respectively, for the third quarter versus adjusted operating income and adjusted EBITDA of $12.8 million and $22.4 million, respectively, for third quarter 1999. The company reported adjusted net income for the third quarter, equal to $12.6 million, or $0.41 per diluted share, versus adjusted net income of $4.8 million, equal to $0.16 per diluted share for the third quarter 1999. As has been previously communicated, the company changed its method of estimating and allocating bonus incentive compensation to interim periods. For the third quarter 2000, the pre-tax effect of the change in methodology equaled $10.3 million, or $0.21 per diluted share.

The adjusted results for the third quarter of both 1999 and 2000 exclude the non-cash compensation expenses associated with the accounting of the Jones Lang Wootton merger. Jones Lang LaSalle reported an actual net loss for the third quarter 2000 of $5.3 million, or $0.21 per diluted share, compared with an actual net loss of $16.9 million, or $0.70 per diluted share in the comparable prior year period. The actual third quarter 2000 loss includes $18.0 million of pre-tax non-cash compensation expense associated with the accounting for the merger between LaSalle Partners and Jones Lang Wootton. The third quarter 1999 included $25.7 million of merger-related compensation, integration and transition expense.

"Our year-to-date and third quarter results demonstrate the power of our global platform and our client performance capabilities," said Stuart L. Scott, Chairman and Chief Executive Officer of Jones Lang LaSalle. "We are extremely pleased with our accomplishments and our ability to achieve nearly 20 percent growth in year-to-date revenues over pro forma 1999, despite the continuing weakness of the Pound Sterling, the Euro and the Australian Dollar."

BUSINESS SEGMENT PERFORMANCE HIGHLIGHTS
---------------------------------------

According to Chris Peacock, President and Chief Operating Officer of Jones Lang LaSalle, robust growth in the European Owner and Occupier Services and LaSalle Investment Management operations were key drivers of the company's financial performance during the third quarter. "The underlying strength of our local businesses in Europe and the Americas has contributed to our overall success this year and will likely drive our performance in the fourth quarter," added Mr. Peacock.

JONES LANG LASALLE REPORTS STRONG THIRD QUARTER RESULTS -- Add One


The following is a summary of business segment results for the third quarter and the year to date with comparisons to 1999 results. The pro forma business segment results for the nine months ending September 30, 1999 are inclusive of the operating results of the Jones Lang Wootton companies for the two months ended February 28, 1999.


OWNER AND OCCUPIER SERVICES
---------------------------

Jones Lang LaSalle's Owner and Occupier Services segment includes management and transaction services, two of the company's three core businesses, which are delivered through its Americas, European and Asia Pacific geographic regions.

The Americas region reported third quarter operating income of $9.7 million on revenues of $80.8 million compared to operating income of $7.0 million on revenues of $74.0 million in the third quarter 1999, an improvement of $2.7 million. Consistent with historical seasonal trends, the Americas' reported an operating loss for the nine months ended September 30, 2000 of $1.7 million on revenues of $196.6 million compared to a pro forma operating loss of $26.5 million on pro forma revenues of $176.3 million for the same period in 1999. The improved year-over-year operating performance reflects the success in growing the segment's revenue base as well as benefits from implementing regional cost-savings initiatives and the impact of changing the company's method of estimating and allocating bonus-incentive compensation.

For the third quarter ended September 30, 2000, despite the weakness of the Euro and the Pound Sterling, the European region delivered 17 percent year-over-year revenue growth and generated third quarter operating income of $11.8 million on total revenues of $79.4 million, versus operating income of $166,000 on revenues of $67.8 million in the third quarter 1999.

The improved quarter-over-quarter operating performance in Europe largely reflects the success in growing the revenue base coupled with the impact from the change in the company's method of estimating and allocating bonus-incentive compensation. For the nine-month period ended September 30, 2000, the European region reported operating income of $24.0 million on revenues of $251.1 million compared to pro forma operating income of $10.8 million on pro forma revenues of $200.9 million in the nine months ended September 30, 1999. The year-over-year increase in revenues and operating expenses reflects the addition of significant new business, along with the infrastructure costs required to support the growing Pan-European business base.

The Asia Pacific region reported a third quarter operating loss of $1.8 million on total revenue of $31.6 million, versus operating income of $3.5 million on total revenue of $31.7 million in the comparable prior year period. The region reported a year-to-date operating loss of $2.8 million on revenues of $95.4 million, a deterioration of $3.3 million against pro forma operating income of $493,000 on pro forma revenues of $89.9 million for the same period in 1999. The year-over-year operating performance reflects increased operating costs associated with implementing a new infrastructure to support the long-term growth potential for the Asia Pacific business, as well as the weakness of the Australian market following the implementation of the new Goods and Services Tax and the curbed transaction activity resulting from the Summer Olympics.

JONES LANG LASALLE REPORTS STRONG THIRD QUARTER RESULTS -- Add Two


HOTEL SERVICES
--------------

Hotel Services reported an operating loss of $425,000 for the third quarter 2000 on revenue of $2.8 million, versus operating income of $488,000 on revenues of $3.7 million in the third quarter 1999. The third quarter performance was attributed to the timing of transactions that are now expected to close in the fourth quarter. The reported operating loss was $7,000 on revenues of $10.5 million for the first nine months of 2000, compared to a pro forma operating loss of $142,000 on pro forma revenues of $9.1 million in the prior 1999 period.


INVESTMENT MANAGEMENT
---------------------

LaSalle Investment Management recorded revenues of $30.5 million in the third quarter of 2000 that generated operating income of $9.3 million, versus revenues of $18.6 million and operating income of $1.6 million in the comparable prior year period. The third quarter includes performance-related fees of $7.4 million from the Oregon Public Employees Retirement Fund (OPERF) account following the company's resignation of this business. Operating income through September 30, 2000 was $22.5 million on revenues of $84.5 million, compared to pro forma operating income of $5.2 million generated by pro forma revenues of $58.8 million in the first nine months of 1999. The 2000 year-to-date results also include the equity earnings associated with the sale and performance-related gain from the commencement of the previously announced liquidation of the segment's Francilienne portfolio.


PERFORMANCE OUTLOOK
-------------------

Commenting on the company's outlook for the fourth quarter 2000, Stuart Scott said, "At the beginning of the year, our management plan called for 30 percent growth in adjusted net earnings per share from a base of $1.07 per share in 1999, equating to $1.39 per share for the year 2000. When we developed the original plan for the year, we assumed exchange rates of $1.62, $1.04 and $0.64 for the Pound Sterling, the Euro and the Australian Dollar, respectively, for 2000. These currencies were trading at or above those rates when our business plans were developed, and the consensus viewpoint of financial institutions we surveyed was that they would
strengthen throughout the year.   Instead, 2000 has been characterized by
significant weakness in these currencies versus the US Dollar, such that as of September 30, they were trading between eight and sixteen percent below our assumed exchange rates."

Scott continued, "The strong year-to-date operating performance in our European Owner and Occupier Services and LaSalle Investment Management businesses has more than offset the year-to-date currency decline and slowdown in Australia. For the fourth quarter, our expectation is that the healthy performance of the European Owner and Occupier Services business will continue, but that the continued strength of the US Dollar, the slowdown in the Australian operations and the development of the regional infrastructure across the Asia Pacific region will impact our overall fourth quarter performance. The market already has taken into account the currency impact on our annual results, with consensus estimates now at $1.33 per share. Exclusive of SAB 101, we remain very confident that we will meet or exceed the consensus estimates, a growth rate of at least 25 percent over 1999."

JONES LANG LASALLE REPORTS STRONG THIRD QUARTER RESULTS -- Add Three


Chris Peacock added, "As we have stated in the past, like most companies, we have not sought to incur the very real cost of hedging our operating cash flows. From a purely economic view, our capital expenditure program in the U.K., continental Europe and Australia, together with our co-investment commitments in Euros this year act as a natural hedge to the operating income stream. We put in place an additional natural hedge to the Euro this summer with our very successful Euro 165 million bond financing, further softening both the reporting and economic impact of the declining Euro."


SAB 101
-------

As Jones Lang LaSalle has previously discussed, in December 1999, the SEC issued Staff Accounting Bulletin 101 ("SAB 101"). Adoption of SAB 101 by the company would result in the deferral of commission revenue, where the contractual right to invoice was contingent on the occupancy of the leased space by the tenant, until such contingency was satisfied. According to William E. Sullivan, Chief Financial Officer of Jones Lang LaSalle, the adoption of SAB 101 would not impact the amount of earnings that are ultimately recognizable, nor would it impact the timing or amount of cash flow to the company.

Jones Lang LaSalle had intended to adopt the provisions of the SEC's Staff Accounting Bulletin 101 related to revenue recognition earlier in the year. This was delayed, however, because the SEC did not issue its additional interpretative guidance until the past few days.

"In agreement with our auditors, we believe it is prudent to delay the adoption of SAB 101 until we have adequate opportunity to evaluate the SEC's recently released interpretive guidance in this area," said Mr. Sullivan. "Subject to our review of this new guidance over the next 30 days, we will adopt the provisions of SAB 101 in the fourth quarter of 2000 and any such adoption would be accounted for and reported as though it were effective January 1, 2000."

Mr. Sullivan added, "Based on our initial understanding of the SEC's interpretation of SAB 101, had we adopted SAB 101 as of January 1, 2000, we would have recognized a one-time, non-cash charge of $13.9 million in the first quarter. There would be no impact on our year-to-date 2000 adjusted operating income and adjusted earnings per share. At this point, we cannot fully estimate the impact of the adoption of SAB 101 on the fourth quarter operations, given the significant seasonality of our business, particularly in the Americas. The ultimate impact on fourth quarter operations will be dependent upon the mix and timing of lease commission revenues, together with the underlying contractual terms of the revenue contingencies."

Jones Lang LaSalle is the world's leading real estate services and investment management firm, operating across more than 100 markets on five continents. The company provides comprehensive integrated expertise, including management services, transaction services and investment management services on a local, regional and global level to owners, occupiers and investors. LaSalle Investment Management, the company's investment management business, is one of the world's largest and most diverse real estate investment management firms, with $21.5 billion
(Euro Dollars 13.5 billion) of assets under management. Jones Lang LaSalle is also the industry leader in property and corporate facility management services, with a portfolio of approximately
700 million square feet (65 million square meters) under management worldwide.

JONES LANG LASALLE REPORTS STRONG THIRD QUARTER RESULTS -- Add Four


     Statements in this press release regarding, among other things, future financial results and performance, achievements, plans and objectives may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance, achievements, plans and objectives of Jones Lang LaSalle to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Annual Report on Form 10-K for the year ended December 31, 1999, under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Quantitative and Qualitative Disclosures about Market Risk," and elsewhere in Jones Lang LaSalle's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000 in Jones Lang LaSalle's Proxy Statement dated April 7, 2000 and in other reports filed with the Securities and Exchange Commission.



Statements speak only as of the date of this release. Jones Lang LaSalle expressly disclaims any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in Jones Lang LaSalle's expectations or results, or any change in events.



NOTE TO EDITORS:
---------------

Media contacts may listen to the Jones Lang LaSalle third quarter results discussion at 9 a.m. EST on November 1 by dialing +1 719 457 2646. The replay may be accessed by dialing +1 719 457 0820 from noon EDT on November 1 through 5 p.m. EDT on November 8, 2000. The replay passcode is 452731.
A live webcast can also be accessed through http://www.videonewswire.com/ JONES/110100./



                                 # # #


                                      JONES LANG LA SALLE INCORPORATED
                        Consolidated Statements of Earnings and Comprehensive Income
                       For the Three and Nine Months Ended September 30, 2000 and 1999
                                      (in thousands, except share data)
                                                 (Unaudited)

                                               THREE MONTHS ENDED                NINE MONTHS ENDED
                                                  SEPTEMBER 30                     SEPTEMBER 30
                                         ----------------------------     ----------------------------
                                             2000             1999             2000            1999
                                          ----------       ----------       ----------      ----------

Revenue:
  Fee based services. . . . . . . .      $   221,462          190,979          618,123         467,449
  Equity in earnings from
    unconsolidated ventures . . . .            1,116            2,371           15,803           4,422
  Other income. . . . . . . . . . .            2,029              822            3,344           2,866
                                         -----------      -----------      -----------     -----------
     Total revenue. . . . . . . . .          224,607          194,172          637,270         474,737

Operating expenses:
  Compensation and benefits . . . .          134,349          135,170          407,122         335,249
  Operating, administrative
    and other . . . . . . . . . . .           51,390           36,587          156,357         115,177
  Depreciation and amortization . .           10,298            9,665           31,789          26,726
                                         -----------      -----------      -----------     -----------
      Total operating expenses
        before merger related
        non-recurring charges . . .          196,037          181,422          595,268         477,152
                                         -----------      -----------      -----------     -----------

      Operating income (loss)
        before merger related
        non-recurring charges . . .           28,570           12,750           42,002          (2,415)

Merger related non-recurring charges:
  Stock compensation expense. . . .           18,191           14,942           55,382          82,383
  Integration and transition expense           --              10,800            --             32,989
                                         -----------      -----------      -----------     -----------
      Total merger related
        non-recurring charges . . .           18,191           25,742           55,382         115,372
                                         -----------      -----------      -----------     -----------
      Total operating expenses. . .          214,228          207,164          650,650         592,524
                                         -----------      -----------      -----------     -----------
      Operating income (loss) . . .           10,379          (12,992)         (13,380)       (117,787)

Interest expense. . . . . . . . . .            8,226            4,967           21,565          12,312
                                         -----------      -----------      -----------     -----------





                                      JONES LANG LA SALLE INCORPORATED
                  Consolidated Statements of Earnings and Comprehensive Income - Continued




                                               THREE MONTHS ENDED                NINE MONTHS ENDED
                                                  SEPTEMBER 30                     SEPTEMBER 30
                                         ----------------------------     ----------------------------
                                             2000             1999             2000            1999
                                          ----------       ----------       ----------      ----------

      Income (loss) before provision
        (benefit) for income taxes
        and minority interest . . .            2,153          (17,959)         (34,945)       (130,099)
      Net provision (benefit)
        for income taxes. . . . . .            7,428           (1,022)           6,795         (20,043)

Minority interests in earnings
  of subsidiaries . . . . . . . . .               60            --                  60           --
                                         -----------      -----------      -----------     -----------
      Net loss. . . . . . . . . . .      $    (5,335)         (16,937)         (41,800)       (110,056)
                                         ===========      ===========      ===========     ===========
Other comprehensive income (loss),
 net of tax:
  Foreign currency translation
    adjustments . . . . . . . . . .           (4,137)           2,881          (15,290)          2,987
                                         -----------      -----------      -----------     -----------
      Comprehensive loss. . . . . .      $    (9,472)         (14,056)         (57,090)       (107,069)
                                         ===========      ===========      ===========     ===========

Basic loss per common share . . . .      $     (0.21)           (0.70)           (1.69)          (4.98)
                                         ===========      ===========      ===========     ===========
Basic weighted average shares
  outstanding . . . . . . . . . . .       25,168,964       24,110,884       24,701,106      22,109,143
                                         ===========      ===========      ===========     ===========

Diluted loss per common share . . .      $     (0.21)           (0.70)           (1.69)          (4.98)
                                         ===========      ===========      ===========     ===========
Diluted weighted average shares
  outstanding . . . . . . . . . . .       25,168,964       24,110,884       24,701,106      22,109,143
                                         ===========      ===========      ===========     ===========








         Certain prior year amounts have been reclassified to conform with the current presentation.

                                       JONES LANG LASALLE INCORPORATED
                 Adjusted Actual and Adjusted Pro Forma Consolidated Statements of Earnings
                       For the Three and Nine Months Ended September 30, 2000 and 1999
                                      (in thousands, except share data)
                                                 (Unaudited)

                                               THREE MONTHS ENDED                NINE MONTHS ENDED
                                                  SEPTEMBER 30                     SEPTEMBER 30
                                         ----------------------------     ----------------------------
                                             2000           1999               2000         1999
                                           Adjusted       Adjusted           Adjusted     Adjusted
                                          Actual (2)     Pro Forma (1)      Actual (2)   Pro Forma (1)
                                         -----------     ------------      -----------   -------------
Revenue:
  Fee-based services. . . . . . . .     $    221,462          190,979          618,123         525,488
  Equity in earnings from
    unconsolidated ventures . . . .            1,116            2,371           15,803           4,422
  Other income. . . . . . . . . . .            2,029              822            3,344           3,287
                                         -----------      -----------      -----------     -----------
        Total revenue . . . . . . .          224,607          194,172          637,270         533,197

Operating expenses:
  Compensation and benefits . . . .          134,349          135,170          407,122         378,859
  Operating, administrative
    and other . . . . . . . . . . .           51,390           36,587          156,357         134,637
  Depreciation and amortization . .           10,298            9,665           31,789          29,773
                                         -----------      -----------      -----------     -----------
      Total operating expenses
        before merger related
        non-recurring charges . . .          196,037          181,422          595,268         543,269
                                         -----------      -----------      -----------     -----------
      Adjusted operating income
        (loss) before merger related
        non-recurring charges . . .           28,570           12,750           42,002         (10,072)

Interest expense. . . . . . . . . .            8,226            4,967           21,565          12,219
                                         -----------      -----------      -----------     -----------

      Adjusted income (loss) before
        provision (benefit) for income
        taxes and minority interest           20,344            7,783           20,437         (22,291)

Net provision (benefit)
  for income taxes. . . . . . . . .            7,731            2,958            7,766          (8,622)
Minority interests in earnings
  of subsidiaries . . . . . . . . .               60            --                  60           --
                                         -----------      -----------      -----------     -----------




                                       JONES LANG LASALLE INCORPORATED
           Adjusted Actual and Adjusted Pro Forma Consolidated Statements of Earnings - Continued

                                               THREE MONTHS ENDED                NINE MONTHS ENDED
                                                  SEPTEMBER 30                     SEPTEMBER 30
                                         ----------------------------     ----------------------------
                                             2000           1999               2000         1999
                                           Adjusted       Adjusted           Adjusted     Adjusted
                                          Actual (2)     Pro Forma (1)      Actual (2)   Pro Forma (1)
                                         -----------     ------------      -----------   -------------
Adjusted net earnings (loss)
  excluding merger related
  non-recurring charges . . . . . .      $    12,553            4,825           12,611         (13,669)
                                         ===========      ===========      ===========     ===========
Adjusted EBITDA (3) . . . . . . . .      $    38,808           22,415           73,731          19,701
                                         ===========      ===========      ===========     ===========
Adjusted income (loss)
  per common share (4). . . . . . .      $      0.41             0.16             0.41           (0.45)
                                         ===========      ===========      ===========     ===========
Adjusted weighted average shares
  outstanding (4) . . . . . . . . .       30,755,066       30,189,696       30,679,303      30,140,999
                                         ===========      ===========      ===========     ===========

     (1)   1999 Adjusted Pro Forma results give effect to the operating results of the Jones Lang Wootton companies for the two months ended February 28, 1999, the period prior to their merger with LaSalle Partners
Incorporated, amortization expense of the goodwill resulting from the merger as if the merger occurred on January
1, 1999, and a benefit for taxes as if the Jones Lang Wootton companies and LaSalle Partners Incorporated were taxable entities at an effective tax rate of 40% as of January 1, 1999.  No effect has been given to the compensation expense incurred associated with the issuance of shares to former employees of Jones Lang Wootton.
Further, this analysis excludes the effect of non-capitalizable integration and transition expenses associated with the merger with Jones Lang Wootton and the acquisition of Compass.  This analysis is not intended to be a presentation in accordance with generally accepted accounting principles.

     (2)   The Adjusted Actual three and nine months ended September 30, 2000 exclude the effect of merger related non-recurring stock compensation expense incurred associated with the issuance of shares to former employees of Jones Lang Wootton.  This analysis is not intended to be a presentation in accordance with generally accepted accounting principles.

     (3)   Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation and amortization and merger related non-recurring charges.  Merger related non-recurring charges represent non-cash compensation expense resulting from the issuance of shares to former Jones Lang Wootton employees including the effect of quarterly adjustments on certain of those shares as a result of changes in the stock price, in addition to non-capitalizable integration and transition costs incurred related to the merger with Jones Lang Wootton and the acquisition of Compass.

     (4)   Adjusted earnings per common share represents adjusted net earnings divided by the weighted average committed shares outstanding.  Committed shares are inclusive of shares subject to forfeiture, vesting and indemnity provisions which are not considered in the calculation of weighted average basic or diluted shares outstanding under generally accepted accounting principles.

         Certain prior year amounts have been reclassified to conform with the current presentation.

                                      JONES LANG LA SALLE INCORPORATED
                                          Segment Operating Results
                               Adjusted Actual and Adjusted Pro Forma Results
                       for the Three and Nine Months ended September 30, 2000 and 1999
                                               (in thousands)
                                                 (Unaudited)

                                               THREE MONTHS ENDED                NINE MONTHS ENDED
                                                  SEPTEMBER 30                     SEPTEMBER 30
                                         ----------------------------     ----------------------------
                                             2000           1999               2000         1999
                                           Adjusted       Adjusted           Adjusted     Adjusted
                                          Actual (1)     Pro Forma (2)      Actual (1)   Pro Forma (2)
                                         -----------     ------------      -----------   -------------
 OWNER & OCCUPIER SERVICES -
    AMERICAS
      Revenue:
        Implementation services . .      $    43,581           45,592           98,792          91,471
        Management services . . . .           37,001           26,257           96,958          81,606
        Equity earnings (losses). .             (444)             178             (510)            279
        Other services. . . . . . .              224              319              599           1,211
        Intersegment revenue. . . .              412            1,619              790           1,759
                                         -----------      -----------      -----------     -----------

                                              80,774           73,965          196,629         176,326

      Operating expenses:
        Compensation, operating and
          administrative expenses .           66,085           61,895          182,494         187,349
        Depreciation and
          amortization. . . . . . .            4,989            5,076           15,855          15,433
                                         -----------      -----------      -----------     -----------
            Operating income (loss)      $     9,700            6,994           (1,720)        (26,456)
                                         ===========      ===========      ===========     ===========

    EUROPE
      Revenue:
        Implementation services . .      $    59,872           51,493          189,722         156,846
        Management services . . . .           18,770           16,018           60,115          43,283
        Equity losses . . . . . . .            --                (132)           --               (225)
        Other services. . . . . . .              731              416            1,278             986
                                         -----------      -----------      -----------     -----------
                                              79,373           67,795          251,115         200,890




                                      JONES LANG LA SALLE INCORPORATED
                                          Segment Operating Results
                         Adjusted Actual and Adjusted Pro Forma Results - Continued


                                               THREE MONTHS ENDED                NINE MONTHS ENDED
                                                  SEPTEMBER 30                     SEPTEMBER 30
                                         ----------------------------     ----------------------------
                                             2000           1999               2000         1999
                                           Adjusted       Adjusted           Adjusted     Adjusted
                                          Actual (1)     Pro Forma (2)      Actual (1)   Pro Forma (2)
                                         -----------     ------------      -----------   -------------
      Operating expenses:
        Compensation, operating and
          administrative expenses .           64,667           65,230          218,697         183,081
        Depreciation and
          amortization. . . . . . .            2,868            2,399            8,456           7,013
                                         -----------      -----------      -----------     -----------
            Operating income. . . .      $    11,838              166           23,962          10,796
                                         ===========      ===========      ===========     ===========

    ASIA PACIFIC
      Revenue:
        Implementation services . .      $    19,639           21,152           59,932          57,895
        Management services . . . .           10,935           10,560           34,020          31,346
        Other services. . . . . . .            1,040              (35)           1,400             619
                                         -----------      -----------      -----------     -----------
                                              31,614           31,677           95,352          89,860
      Operating expenses:
        Compensation, operating and
          administrative expenses .           31,913           26,973           93,607          85,112
        Depreciation and
          amortization. . . . . . .            1,511            1,200            4,526           4,255
                                         -----------      -----------      -----------     -----------
            Operating income (loss)      $    (1,810)           3,504           (2,781)            493
                                         ===========      ===========      ===========     ===========

    HOTEL SERVICES -
      Revenue:
        Implementation services . .      $     3,481            3,455           10,453           8,554
        Management services . . . .             (724)               6               22             (23)
        Other services. . . . . . .            --                 254                2             586
                                         -----------      -----------      -----------     -----------
                                               2,757            3,715           10,477           9,117
      Operating expenses:
        Compensation, operating and
          administrative expenses .            3,138            3,182           10,384           9,096
        Depreciation and
          amortization. . . . . . .               44               45              100             163
                                         -----------      -----------      -----------     -----------
            Operating income (loss)      $      (425)             488               (7)           (142)
                                         ===========      ===========      ===========     ===========





                                      JONES LANG LA SALLE INCORPORATED
                                          Segment Operating Results
                         Adjusted Actual and Adjusted Pro Forma Results - Continued


                                               THREE MONTHS ENDED                NINE MONTHS ENDED
                                                  SEPTEMBER 30                     SEPTEMBER 30
                                         ----------------------------     ----------------------------
                                             2000           1999               2000         1999
                                           Adjusted       Adjusted           Adjusted     Adjusted
                                          Actual (1)     Pro Forma (2)      Actual (1)   Pro Forma (2)
                                         -----------     ------------      -----------   -------------
    INVESTMENT MANAGEMENT -
      Revenue:
        Implementation services . .      $     1,317            2,114            5,315           8,558
        Advisory fees . . . . . . .           27,598           14,153           62,802          45,534
        Equity earnings . . . . . .            1,560            2,325           16,313           4,368
        Other services. . . . . . .               26               47               57             303
                                         -----------      -----------      -----------     -----------
                                              30,501           18,639           84,487          58,763
      Operating expenses:
        Compensation, operating and
          administrative expenses .           20,348           16,096           59,087          50,617
        Depreciation and
          amortization. . . . . . .              886              945            2,852           2,909
                                         -----------      -----------      -----------     -----------
            Operating income. . . .      $     9,267            1,598           22,548           5,237
                                         ===========      ===========      ===========     ===========

Total segment revenue . . . . . . .      $   225,019          195,791          638,060         534,956
Intersegment revenue eliminations .             (412)          (1,619)            (790)         (1,759)
                                         -----------      -----------      -----------     -----------
            Total revenue . . . . .      $   224,607          194,172          637,270         533,197
                                         ===========      ===========      ===========     ===========

Total segment operating expenses. .      $   196,449          183,041          596,058         545,028
Intersegment operating expense
  eliminations. . . . . . . . . . .             (412)          (1,619)            (790)         (1,759)
                                         -----------      -----------      -----------     -----------
          Total operating expenses
            before merger related
            non-recurring charges .      $   196,037          181,422          595,268         543,269
                                         ===========      ===========      ===========     ===========
          Operating income (loss)
            before merger related
            non-recurring charges .      $    28,570           12,750           42,002         (10,072)
                                         ===========      ===========      ===========     ===========




                                      JONES LANG LA SALLE INCORPORATED
                                          Segment Operating Results
                         Adjusted Actual and Adjusted Pro Forma Results - Continued





     (1)   2000 Adjusted Actual results give no effect to the compensation expense incurred associated with the issuance of shares to former employees of Jones Lang Wootton.  This analysis is not intended to be a presentation in accordance with generally accepted accounting principles.

     (2)   1999 Adjusted Pro Forma results give effect to the operating results of the Jones Lang Wootton companies for the two months ended February 28, 1999, the period prior to their merger with LaSalle Partners
Incorporated and amortization expense of the goodwill resulting from the merger as if the merger occurred on
January 1, 1999.  No effect has been given to the compensation expense incurred associated with the issuance of shares to former employees of Jones Lang Wootton.  Further, this analysis excludes the effect of non-capitalizable integration and transition expenses associated with the merger with Jones Lang Wootton and the acquisition of
Compass.  This analysis is not intended to be a presentation in accordance with generally accepted accounting principles.



         Certain prior year amounts have been reclassified to conform with the current presentation.


















                    JONES LANG LASALLE INCORPORATED
                      Consolidated Balance Sheets
               September 30, 2000 and December 31, 1999
                            (in thousands)
                              (Unaudited)


                                       SEPTEMBER 30,    DECEMBER 31,
                                           2000            1999
                                       -------------    -----------
ASSETS
------
Current assets:
  Cash and cash equivalents . . . . . . .$     17,467        23,308
  Trade receivables, net of allowances. .    225,540        270,593
  Notes receivable and advances to
    real estate ventures. . . . . . . . .      3,466          4,519
  Other receivables . . . . . . . . . . .      4,397          7,045
  Income tax refund receivable. . . . . .      1,093         14,500
  Prepaid expenses. . . . . . . . . . . .     10,857          9,598
  Deferred tax assets . . . . . . . . . .     16,022         13,673
  Other assets. . . . . . . . . . . . . .      9,340          5,446
                                          ----------     ----------
        Total current assets. . . . . . .    288,182        348,682

Property and equipment, at cost,
  less accumulated depreciation . . . . .     82,730         76,470
Intangibles resulting from business
  acquisitions and JLW merger, net
  of accumulated amortization . . . . . .    348,571        367,215
Investments in real estate ventures . . .     71,412         67,305
Other investments . . . . . . . . . . . .     12,410          --
Long-term receivables, net. . . . . . . .     23,360         27,962
Prepaid pension asset . . . . . . . . . .     19,239         23,956
Deferred tax assets . . . . . . . . . . .      5,222          5,270
Debt issuance costs . . . . . . . . . . .      5,235          2,279
Other assets, net . . . . . . . . . . . .      6,851          5,661
                                          ----------     ----------
                                          $  863,212        924,800
                                          ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Accounts payable and
    accrued liabilities . . . . . . . . . $   82,639         88,257
  Accrued compensation. . . . . . . . . .    109,131        142,960
  Short-term borrowings . . . . . . . . .     13,293        162,643
  Deferred tax liabilities. . . . . . . .         36          --
  Other liabilities . . . . . . . . . . .     18,499         26,259
                                          ----------     ----------
        Total current liabilities . . . .    223,598        420,119

Long-term liabilities:
  Credit facilities . . . . . . . . . . .    146,493        159,743
  Notes . . . . . . . . . . . . . . . . .    146,378          --
  Deferred tax liabilities. . . . . . . .      6,629          7,535
  Other . . . . . . . . . . . . . . . . .     14,141         12,878
                                          ----------     ----------
        Total liabilities . . . . . . . .    537,239        600,275

                    JONES LANG LASALLE INCORPORATED
                Consolidated Balance Sheets - Continued



                                       SEPTEMBER 30,    DECEMBER 31,
                                           2000            1999
                                       -------------    -----------

Minority Interest . . . . . . . . . . . .        640            589

Stockholders' equity:
  Common stock, $.01 par value per share,
    100,000,000 shares authorized;
    30,861,683, and 30,285,472 shares
    issued and outstanding as of
    September 30, 2000 and December 31,
    1999, respectively. . . . . . . . . .        309            303
  Additional paid-in capital. . . . . . .    452,648        442,699
  Unallocated ESOT shares . . . . . . . .         (7)            (7)
  Deferred stock compensation . . . . . .    (21,574)       (70,106)
  Retained deficit. . . . . . . . . . . .    (91,850)       (50,050)
  Accumulated other comprehensive
    income (loss) . . . . . . . . . . . .    (14,193)         1,097
                                          ----------     ----------
        Total stockholders' equity. . . .    325,333        323,936
                                          ----------     ----------
                                          $  863,212        924,800
                                          ==========     ==========